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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                            SIRNA THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   829669100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 15, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 829669100                      13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Eli Lilly and Company
        35-0470950
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
         Not Applicable
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Indiana
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 829669100                      13G                   Page 3 of 5 Pages

Item 1(a).                 Name of Issuer:

                           Sirna Therapeutics, Inc.


Item 1(b).                 Address of Issuer's Principal
                           Executive Offices:

                           2950 Wilderness Place
                           Boulder, Colorado 80301


Item 2(a).                 Name of Person Filing:

                           Eli Lilly and Company


Item 2(b).                 Address of Principal Business
                           Office or, if None, Residence:

                           Lilly Corporate Center
                           Indianapolis, IN  46285


Item 2(c).                 Citizenship:

                           Indiana


Item 2(d).                 Title of Class of Securities:

                           Common Stock, $.01 Par Value


Item 2(e).                 CUSIP Number:

                           829669100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           (a)-(j)          Not applicable

                           If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP NO. 829669100                      13G                   Page 4 of 5 Pages


Item 4.                    Ownership.

                           (a)      Amount Beneficially Owned:

                                    0

                           (b)      Percent of Class:

                                    0%

                           (c)      Number of shares as to which the person has:

                                    Sole voting power                  0

                                    Shared voting power                0

                                    Sole dispositive power             0

                                    Shared dispositive power           0


Item 5.                    Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.                    Ownership of More Than Five Percent on Behalf of
                           Another Person.

                           Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not applicable


Item 8. Identification and Classification of Members of the Group.

                           Not applicable


Item 9.                    Notice of Dissolution of Group.

                           Not applicable

CUSIP NO. 829669100                      13G                   Page 5 of 5 Pages

Item 10.                   Certifications.

                           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                ELI LILLY AND COMPANY



                                                By: /s/ Charles E. Golden
                                                    ----------------------------
                                                    Charles E. Golden
                                                    Executive Vice President
                                                    and Chief Financial Officer

Date:  February 13, 2004